Exhibit XI

EIB Measures in Support of REPowerEU Plan

The European Investment Bank (“EIB”) and the European Investment Fund (together, the “EIB Group”) will support the REPowerEU Plan with an additional EUR 30 billion in loans and equity financing over the next five years.  The additional funds from the EIB Group will be directed to renewables, energy efficiency, grids and storage, electric-vehicle charging infrastructure, and breakthrough technologies, such as low-carbon hydrogen.

The package of new, targeted financing approved by the EIB’s Board of Directors on October 26, 2022 is expected to mobilize up to EUR 115 billion of new investment by 2027, thus making a substantial contribution to the REPowerEU objective of ending dependency on Russian fossil fuels.  It is a supplementary envelope, on top of the EIB Group’s existing support for the energy sector in the European Union, averaging around EUR 10 billion of financing per year over the past decade. While the additional EIB Group financing will focus on improving Europe’s energy security over the medium term and avert future supply shocks, EIB support for some efficiency projects could result in lower demand for gas already in 2023.

In addition to raising expected energy-lending volumes for the next five years, the EIB’s Board of Directors also adopted a series of technical and policy measures aimed at accelerating the pace and maximizing the impact of the new investment.  Key elements include higher upfront disbursements, longer tenors that should make EIB loans to the energy sector more attractive, and a co-financing ceiling of up to 75% for projects contributing to the REPowerEU objectives, up from the typical 50% EIB limit per project.

Furthermore, the EIB’s Board of Directors introduced a temporary and exceptional extension of the exemptions to the EIB Group’s Paris Alignment for Counterparties (“PATH”) framework.  In this respect, the existing exemption under the EIB Group’s PATH framework for projects with high innovative content will be temporarily and exceptionally extended to include all renewable energy projects and electric-vehicle charging infrastructure inside the EU.  This will allow EIB Group financing of a greater number of clean energy projects with a wider range of clients and utility companies contributing to the EU’s climate objectives and energy security.  The extension will run until 2027, subject to a Climate Bank Roadmap review foreseen in 2025.  Over this period, the EIB will continue to engage with all its clients to support them in developing decarbonization plans.

Put together, the package of additional financing, policy and technical flexibility, as well as dedicated support for high-risk investments, like pilot facilities, is expected to help supercharge Europe’s transition to a more sustainable and secure future.  It signals the EIB’s commitment to deploying the full range of its financial tools and resources in response to the unfolding crisis.

The EIB Group has adopted a Climate Bank Roadmap to deliver on its agenda to support EUR 1 trillion of climate action and environmental sustainability investments in the decade to 2030 and to deliver more than 50% of EIB finance for climate action and environmental sustainability by 2025.  As part of the roadmap, all new EIB Group operations have been aligned with the goals and principles of the Paris Agreement since the start of 2021.

FORWARD-LOOKING STATEMENTS

This announcement may contain forward-looking statements.  Statements that are not historical facts, including statements about the EIB’s beliefs and expectations, are forward-looking statements.

Forward-looking statements involve inherent risks, uncertainties and other factors that may cause the EIB’s actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements.  Although the EIB believes that the expectations reflected in such forward-looking statements and forecasts are reasonable, no assurance can be given that such expectations will prove to have been correct.  Accordingly, actual results could differ materially from those contained in any forward-looking statements.  Consequently, you are cautioned not to place undue reliance on forward-looking statements.

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